Exhibit 21

CLOVER LEAF CAPITAL CORP.

EXHIBIT 21 — SUBSIDIARY OF THE REGISTRANT

The following is the solely subsidiary of Clover Leaf Capital Corp. as of December 31, 2023.

		Percentage of
Name of Company	Incorporated	Ownership
CL Merger Sub, Inc.	Nevada	100